UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 20, 2005

WINN-DIXIE STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-3657	59-0514290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida	32254-3699
(Address of Principal Executive Offices)	(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Winn-Dixie Stores, Inc. and its subsidiaries (collectively, the “Company”) announce that the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the “Bankruptcy Court”) has approved the following programs:

An expanded key employee retention plan tailored to the Company’s retention needs during the course of the Company’s Chapter 11 cases (the “Retention Plan”), which will replace the Company’s existing retention plan and will provide for periodic retention payments to certain key employees during the Chapter 11 process; and

A severance program covering all employees, which will formalize the Company’s severance practices under a comprehensive program and eliminate any enhanced severance benefits upon a change in control or other severance entitlements pursuant to any preexisting arrangement (the “Severance Program”).

The material terms of the programs, which were implemented on June 20, 2005, are summarized below.

Retention Plan

Because the Company does not believe that its existing retention plan is sufficient to address the risk of key employee departures during the Chapter 11 process, the Company is replacing its existing plan with the Retention Plan, covering an expanded number of key employees and providing for payment dates tailored to the Chapter 11 process.

Under the Retention Plan, approximately 290 of the Company’s key employees will receive non-discretionary retention incentive payments (the aggregate of such payments to a participating employee being that employee’s “Retention Incentive”), ranging from 25% to 100% of their respective annual salaries in consideration for remaining an employee of the Company during the Chapter 11 process and through and after confirmation of a plan of reorganization. Eligible participants include all of the Company’s executive officers other than the Chief Executive Officer. Under the Retention Plan, Messrs. Appel, Judd, Nussbaum and Robbins are entitled to receive cash retention payments in accordance with the schedule described below in the amount of 100% of their base salaries. Mr. Lynch, the Company’s Chief Executive Officer, is not entitled to participate in the Retention Plan.

Participants in the Retention Plan will be paid Retention Incentives according to the following schedule of payments: (a) 25% of the Retention Incentive as soon as practicable following approval of the Retention Plan by the Bankruptcy Court; (b) 25% of the Retention Incentive on November 15, 2005; (c) 25% of the Retention Incentive on the earlier of (i) the date of confirmation of a plan of reorganization or (ii) March 15, 2006; and (d) 25% of the Retention Incentive 90 days following the effective date of a confirmed plan of reorganization.

Participants who have terminated their employment voluntarily, or who are terminated by the Company for cause, will forfeit their right to any unpaid Retention Incentives and will not receive any further retention payments following such termination. Participants whose employment is terminated by reason of a reduction in the Company’s workforce, retirement, disability, or death will be entitled to receive a pro-rata retention payment based upon the number of days worked within the retention payment period in which their employment so ends.

Severance Program

The Severance Program formalizes the Company’s prior severance practice and provides for severance benefits for the Company’s executives and employees during the Chapter 11 process. The Severance Program will remain in place through the first anniversary of the Company’s emergence from Chapter 11.

Under the Severance Program, an executive who has been employed by the Company for a minimum of 60 days and is terminated without cause by the Company will be entitled to receive severance benefits in accordance with certain levels and payable at certain times as approved by the Bankruptcy Court. Under the Severance Program, the Chief Executive Officer (Mr. Lynch) would be eligible to receive a severance benefit equal to 2 times the sum of his annual base salary plus target bonus, and the Senior Vice Presidents (including Messrs. Appel, Judd, Nussbaum and Robbins) would be entitled to receive severance benefits equal to 1.5 times their respective annual base salary. For the Chief Executive Officer and the Senior Vice Presidents, payments will be made in a lump sum cash payment.

Executives who voluntarily terminate their employment with the Company, whose employment is terminated by the Company for cause, or whose employment is terminated prior to the end of the 60-day minimum employment period will not be entitled to receive severance benefits.

To be eligible to receive benefits under the Severance Program, participants are required to enter into an appropriate non-solicitation, non-compete (to the extent applicable), non-disclosure and non-disparagement agreement with the Company and, to the extent applicable, a waiver of any enhanced change in control or other severance benefits. As to Mr. Lynch, the non-compete provisions contained in his employment agreement dated December 9, 2004 will apply with respect to any severance paid to Mr. Lynch under the Severance Program.

Any severance benefit payable under the Severance Program will be reduced by the amount of Retention Incentive payments that the executive has actually received.

Item 1.02	Termination of a Material Definitive Agreement.

See Item 1.01 in connection with the implementation of the Retention Plan and the Severance Program which will replace certain preexisting plans and arrangements.

Item 8.01.	Other Events.

On June 21, 2005, the Company issued a press release announcing its plan to reduce the store “footprint” from 913 stores in the United States and the Bahamas to 587 stores, reduce its distribution centers by three and sell its manufacturing plants. The Company expects that its workforce will be reduced by approximately 28%, or 22,000 positions, as a result of these actions. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1	Press release dated June 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winn-Dixie Stores, Inc.

Date: June 24, 2005	By:	/s/ Peter L. Lynch
Peter L. Lynch
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated June 21, 2005.